INVOLVED


Have you ever been asked by your representative,

Invest

Invest



Changing How We Communicate with Government

Involved is rethinking how we engage with government. Our civic engagement software empowers opinions by making it easy for government representatives, candidates, and advocacy organizations to ask people their opinion on current issues.

Already, Involved is used nationally in the United States by 25 government offices, helping thousands of Americans have their opinions heard. Involved surveys are unique in that they require only one click to answer and grow organically through word-of-mouth virality. The results have been remarkable.


Current Methods
3 weeks
Time To
Collect 600
Constituent Opinions
INVOLVED
10 Minutes



"Boston's Startup to Watch!"

MARTY WALSH

BOSTON MAYOR



"I had a great response (with Involved), will be sending out another (poll) soon."

EMILY NORTON

NEWTON CITY COUNCILOR


Councillor Zondervan

"I recently polled constituents through the Involved app, and 63 percent of nearly 150 respondents support this policy (26 percent did not support; 14 percent were unsure). I'm pleased to announce that all 3 of the tree-related policy orders on last night's agenda passed."

QUINTON ZONDERVAN

CAMBRIDGE CITY COUNCILLOR



"VERY impressed. I was especially excited when I (as the constituent) got a follow-up email informing me that I've been automatically connected to (Boston City Council President) Andrea Campbell and Melville Park Association, based on the address I provided."

RACHELE GARDNER

CONSULTANT TO BOSTON CITY COUNCIL PRESIDENT ANDREA CAMPBELL

We Are Solving A National Problem


INVOLVED
0:00 / 1:24

Everyday, decisions are made by people that represent us: our town manager, our congressman, our non-profit organization. Unfortunately, few technologies make it easy to have our voices heard. By focusing on convenience, organic growth, and engagement, Involved assists representatives, campaigners, and organizations in gathering comprehensive data from verified members. Involved is effective for engaging current members and reaching new ones by making voicing opinion as easy as possible.

Recent Questions:

"Should WECA oppose any request to open a facility selling marijuana in the West End?"
West End Civic Association

"Should we reduce the size of the City Council?"
Councilor Emily Norton, Newton MA

"Do you think property owners should be allowed to cut down a healthy, mature tree on their own property without a permit?"
Councillor Quinton Zondervan, Cambridge MA

"Do you support the Board of Selectmen issuing a "Letter of Non Opposition" to Trichome Health for a Medical Marijuana dispensary at 40 Pond Street?"
Board of Selectmen, Ashland MA

"What are your thoughts on the variable tolling along I-66 inside the Beltway?"
Virginia State Delegate Tim Hugo

"Political engagement with the click of a button."

BOSTINNO

What Do Polls Look Like?


INVOLVED
Should residents be held responsible for clearing snow from their sidewalks?
Click your answer to submit a response and reply to this email to leave a comment.
Residents are responsible (status quo)
Residents are responsible with fine
City is responsible with increased cost
Greetings, I am experimenting with a new program and I hope you'll give it a whirl! I want to know what you think about the best way to tackle sidewalk snow removal. The status quo is not acceptable, in which too many sidewalks don't get cleared, leaving pedestrians including children and the elderly walking in the streets. One option is to continue to hold residents responsible for clearing snow from their sidewalks, but start issuing $25 fines to those who do not comply. Another option is to have the City take over the responsibility for clearing sidewalks, though that would be a cost increase that would have to be passed along to taxpayers. Do you favor one of those? If not, what other solutions do you suggest?

Receiving an Email

One-click Involved polls verify respondents by requesting their physical address when they respond to their first poll. This places them in the right district and allows representatives to view feedback geographically and to filter for verified residents.

The Representative Interface



Constituent Communication Made Easy

Representatives can analyze feedback by geographic heat maps, comment feeds, and engagement graphs. Receiving this data from verified constituents is invaluable to representatives, and can be sold as anonymized, aggregated data to third parties.

"(Involved) is so great. Incredibly easy to use"

LEAD ENGINEER, NATIONBUILDER

What's So Special?

In Newton, Massachusetts, a City Councilor asked her constituents a question about sidewalk snow shoveling via Involved. Councilor Emily Norton expected about 50 responses, based on the size of her email list and social media network, where the question was shared. She received over 500 verified responses in 48 hours.

Councilor Norton followed this question up with another. This question was about the size of the Newton City Council. To date, nearly 600 Newton constituents have weighed in, resulting in about 1,000 Newton verified residents on the Involved platform.

Involved enabled Councilor Norton to engage with thousands of constituents at the click of a button, inspiring Mayor Fuller and the city of Newton to choose Involved as the platform for asking a city-wide question about the Newton Power Choice Program this September. This question will be sent to about 19,000 Newton residents via Involved. This is a great example of network effects through Involved.

"(Involved) increases communication by bringing constituents closer to the information about what is going on in their local governments."

DAILY FREE PRESS

The Platform


Create a Question

"There is also talk of expanding beyond the micro-polling platform."

DAILY FREE PRESS

Where We Were Last Round (8/17)

- Mobile App focused (constituent-end)
- Working closely with our first customers: MA State Representative Liz Malia, Rep. Randy Hunt, Rep. Jim Cantwell, and Senator William Brownsberger
- Operating a Pilot Program in Jamaica Plain, Boston with Rep. Malia's Office for concept validation - learned that 74% of her constituents were interested in signing up for Involved, but primarily via Email
- Rep. Malia's response rate to her polls was ~55%, multitudes higher than standard engagement methods (2-5% click rate)→

Where We Are Now

- Email focused (constituent-end)
- Working closely with elected officials, campaigns, municipalities, and advocacy organizations nationally, with a strong focus in Massachusetts (25 accounts)
- Software integration with CRM (Constituent Resource Management) systems: NationBuilder, Constant Contact, Campaign Monitor, MailChimp, Outlook, SalesForce, and Google Contacts
- Multiple Use Cases →
- First paying customers
- First team advisors

Next Steps

- National penetration and industry leadership in a high-entry-barrier market
- Data analytics API: databasing information for third party leasing (additional revenue stream)
- CRM (Constituent Resource Management) system: additional functionalities for government offices to organize incoming constituent input

---

"Five years from now we'd like to be a virtual office for government officials at every level of government."

JACOB DANSEY, CO-FOUNDER AND CEO

Accolades

Boston University Buzz Lab

Involved is a StartHub Startup to Watch Winner

The StartHub Startups to Watch program features innovative local startups providing continued growth to Greater Boston's startup ecosystem.

Involved is a HUBweek Featured Startup

HUBweek gathers 100 of the most impactful startups from Boston ready for scale

Involved is a BUzz Lab Venture Accelerator Graduate

Our team graduated from Boston University's Venture Accelerator Programs: BUzz Lab Venture Accelerator (Fall of '16) and BUzz Lab Summer Accelerator (Summer '17)

"Getting to speak with a government representative and have your voice heard by someone who can make a difference is something that apathetic young voters, like how Dansey (CEO) used to be, would think is too good to be true."

VENTUREFIZZ

An innovative approach in a massive market

MARKET SIZE

$8 billion

Election Cycle (2016)

Source:Forbes

BUSINESS MODEL



4
INVOLVED
Subscription Model
Data API for Third Parties
Free for Constituents

"This is what I call "homegrown Innovation." Congrats @InvolvedApp."

CONSTITUENT, VIA TWITTER

Complimentary integration across multiple categories



CAMPAIGN INDUSTRY
CRM
Fundraising
Outreach
NGP VAN
ActBlue
BRIGADE
NationBuilder
CROWDPAC
Hustle
blue state digital
revv
VoterCircle
TrailBlazer
CIVIC TECH INDUSTRY
Advocacy
Transparency
Community
COUNTABLE
OPENGOV
Nextdoor
icitizen
CLEARGOV
SeeClickFix
change.org
ONECLICKPOLITICS
BOS:311
ActionKit

Involved is uniquely positioned as a highly-effective engagement tool with powerful network effects, complimentary to many other services. This is why Involved is integrated with CRM industry leader, NationBuilder (above); NationBuilder now sends clients directly to Involved for polling needs. →

ENGAGEMENT

DRIVES MEMBERS, DONATIONS AND ACTION

	Unique Open Rate	Unique Click Rate
INVOLVED *Newton City Councilor Poll*	69%	31%
Newsletter Surveys (MailChimp Google Forms)	22%	2%
Twitter, Facebook		.07%

Sources: MailChimp, Socialbakers

Involved's Competition In Online Survey industry

Our customers use communication services like newsletters, Facebook, and Twitter to engage their members. *Response rates with Involved average 10x the industry standard*. This is because the questions are one-click, easy to share, direct, private, and focused on one issue.


Peter Pinch
@pdpinch
I voted on Councilor Emily Norton's question: Should residents be held responsible for clearing snow from their sidewalks? app.involved.mobi/question/?id=1…
10:46 PM - Jan 28, 2018
INVOLVED
DRIVE DEMOCRACY
Should residents be held responsible for cle…
Should residents be held responsible for clearing snow from their sidewalks? Voice your opinion now by using Involved to answer questions
app.involved.mobi
1
See Peter Pinch's other Tweets

A constituent shares Councilor Norton's poll via Twitter

In The Press


Digboston


OSTINNO
oston University Grads Create
ervice Aimed to Boost Political
gagement
April 18, 2018

BostInno


STARTHUB
BOSTON
STARTUP/
TO WATCH

StartHub Boston

Our Team



Jacob Dansey CEO

Jacob Dansey has experience in application development and government contracting research. After getting recruited to Boston University to play lacrosse, he decided to pursue computer engineering in order to learn the necessary skills to develop Involved. He has worked as a developer for a government contracting company, CACI, and is currently undergoing TS/SCI security clearance. He has recently found his passion in entrepreneurship and business development and is a member of Tau Beta Pi and Eta Kappa Nu engineering honor societies.



John Knollmeyer CTO

John is a Co-Founder and part-time software and web developer for Involved. His work experience includes software development for Amazon's Alexa AI, web development with MathWorks, and Cloud Computing research with a Boston University lab. He is very comfortable with web development, as well as usage of cloud computing and machine learning. John is also familiar with the current political landscape, and has worked on side projects that draw from and analyze political news and speeches.



Caleb McDermott Marketing Director

Caleb is a Co-Founder and Head of Marketing and Business Development with experience in marketing strategy, design, and business development with startups and marketing firms. He graduated Cum Laude from Boston University Questrom School of Business in Marketing and Strategy & Innovation. He is also a musician and enjoys volunteer and charity work. His creativity, passion for public service and love for startup culture drives his work for Involved.



John Howard CMO

John Howard brings 18+ years of marketing, business development, and strategic planning experience to Involved. John is a proven leader with a track record of building brands, driving revenue and scaling businesses.

For the past five years, John has run Abettor, a marketing consultancy that develops and implements growth strategies for startups and early stage companies. Prior to Abettor, John served as Sr Director of Mobile and Interactive Services for Lodgenet where he developed an award winning mobile app. As GM of Mobile for the National Newspaper Network, he launched and led operations for the NNN's mobile advertising group.

Earlier in his career, John led business development and strategic partnerships in the US for Dada Entertainment (a joint venture between Sony Music & Dada), scaling a mobile subscription service to over 1M paid users. As VP of Marketing for Upoc (acquired by Dada), a pioneer in the mobile messaging and mobile community space, he managed a team of producers, developers, designers, and writers to drive growth and engagement of Upoc's mobile community (2M+ users.)

During his career, John has developed and launched marketing and branding campaigns for AT&T, Reebok, Johnston & Murphy, Verizon, Delta, Sony, Samsung, Purina and many others.

Get Involved: Invest Today

We have hit several milestones since our first equity crowdfunding round in August, 2017. At that time, we raised $56,502. Here are how those funds were divided:

- 50%: Rent and Living Expenses for 2 Full Time Employees
- 30%: Marketing Costs (Events, Welcome Packets, Conference Sponsorships)
- 10%: Web Development Costs (AWS, etc.)
- 5%: Travel Costs
- 5%: Supplies Costs

We've found traction at relatively low costs because our overhead costs are minimal, our development costs are low, and our clients' contact information is often public. Our second round of funding will help continue our efforts, expand our marketing budget, and grow our technical team.

This is an offering of Common Stock, under registration exemption 4(a)(6), in Involved, Inc.. This offering must raise at least $10,000 by November 30, 2018 at 6:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Involved may issue additional securities to raise up to $1,000,025, the offering's *maximum*.

$300 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,897,261 shares × $0.65 per share
= $3,833,220 implied valuation

Financials

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

Involved's SEC Filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

Past Raises

Involved has done prior raises on Netcapital

- Sold 226008 shares at $0.25 ending on November 6, 2017 for a total of $56,502.00 (See offering)

Ask Involved a Question

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Understand the Risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.